UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 6, 2012

Gran Tierra Energy Inc.

(Exact name of Registrant as specified in its charter)

Nevada	001-34018	98-0479924
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

300, 625 - 11th Avenue S.W.

Calgary, Alberta, Canada T2R 0E1

(Address of principal executive offices)

(403) 265-3221

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1

Item 1.01. Entry into a Material Definitive Agreement.

Background

As previously announced, Gran Tierra Energy Colombia Ltd. (“Gran Tierra Colombia”) and Solana Petroleum Exploration Colombia Ltd. (“Solana Colombia”), both wholly owned indirect subsidiaries of Gran Tierra Energy Inc., each have an agreement with Ecopetrol S.A. (each, a “Purchase Agreement”). The Purchase Agreements provided that Gran Tierra Colombia and Solana Colombia agreed to sell to Ecopetrol, and Ecopetrol agreed to purchase from Gran Tierra Colombia and Solana Colombia, all of the volume of crude oil production produced in the Chaza Block, Santana Block and Guayuyaco Block owned by Gran Tierra Colombia and Solana Colombia (the “Putamayo Production”).  The volume of crude oil does not include the volume of oil owned by the National Hydrocarbons Agency (ANH) corresponding to royalties.  In the event that Ecopetrol does not accept a full delivery, Gran Tierra Colombia and Solana Colombia may sell to another party the crude oil not accepted.   On February 7, 2012, Gran Tierra Colombia and Solana Colombia each entered into an amendment, dated as of January 30, 2012, to its respective Purchase Agreement, pursuant to which: (1) for Putamayo Production that is to be exported through the Port of Tumaco on the Pacific coast of Colombia, the sales point is designated as the Tumaco Port rather than a point in the Putamayo basin and the price received is determined based on a “marker” price (based on the average export price of Ecopetrol of the South Blend mix by the Port of Tumaco for the month of the crude delivery) less a port operation fee and a commercialization fee; (2) for Putamayo Production sold for export through Ecuador, the price received is determined based on a “marker” price (based on the weighted average price of exports by Ecopetrol of Crude Oriente through the port of Balao) less a transportation fee, transportation tax and commercialization fee; and (3) for Putamayo Production sold at the DINA station in the Putamayo Basin for export by the Port of Coveñas or for refining, the price received is determined based on a “marker” (based on the average price of export of Grupo Empresarial crude mix Vasconia by the Port of Coveñas during the month of delivery) with adjustments for quality and less transportation fees, transportation tax, a commercialization fee and port operation fee. Pursuant to the amendments, the expiry dates of each of the Purchase Agreements were extended to July 31, 2012.

Also as previously announced, as a result of the shift of the point of sale to the end of Ecopetrol’s pipeline, on February 16, 2012, Gran Tierra Colombia and Solana Colombia each entered into an agreement (each, a “Transportation Agreement”) with Ecopetrol, dated as of January 30, 2012, pursuant to which the Putamayo Production to be exported through the Port of Tumaco was transported by Ecopetrol through Ecopetrol’s pipeline and Gran Tierra Colombia and Solana Colombia pay to Ecopetrol a transportation tariff for this transportation through its pipeline. The estimated value of each Transportation Agreement was approximately $6.75 million. Under these Transportation Agreements, Ecopetrol is liable for risk of loss of oil during transportation only if Ecopetrol fails to take reasonable measures to operate the pipeline or is grossly negligent. The Transportation Agreements had expiration dates of July 29, 2012.

2

August 6, 2012, Amendments

On August 6, 2012, each of Gran Tierra Colombia and Solana Colombia entered the following agreements with Ecopetrol:

1. An Addendum No. 2 to its respective Purchase Agreement with Ecopetrol, effective July 31, 2012, which amended and restated the Purchase Agreement, providing for: the extension of the term of the Purchase Agreement from July 31, 2012, to November 30, 2012; and the revision of certain of the invoicing and pricing terms, in some cases as required by Colombian law; and

2. An Addendum No. 1 to its respective Transportation Agreement with Ecopetrol, effective July 29, 2012, providing for: the extension of the term of the Transportation Agreement from July 30, 2012, to December 31, 2012; a restriction on heavy crude up to a maximum of 12% of light crude received on the day at the Orito Plant; and a requirement to meet any changing product specification on the pipeline.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gran Tierra Energy Inc.

By:	/s/ David Hardy
	Name:	David Hardy
	Title:	General Counsel, Vice President, Legal and Secretary

 Dated: August 9 , 2012

4